UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2007

EASTERN ENVIRONMENT SOLUTIONS CORP.
(Exact name of Registrant as specified in charter)

Nevada	000-31193	16-1583162
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

Harbin Dongdazhi Street 165, People’s Republic of China 150001
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (011)-86-451 53948666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act(17CFR230.425)
☐     Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

In connection with the reverse merger transaction on September 6, 2006, pursuant to which Eastern Environment Solutions Corp. (the “Company”) acquired all of the outstanding stock of American Eco-Environment Corporation, the former holders of a majority of the Company’s outstanding shares agreed to take the steps necessary to effect a dividend of the shares of our subsidiaries (the “Subsidiaries”), NB Telecom, Inc. and Datone, Inc. to our shareholders (the “Spinoff”) by November 15, 2006.  The Spinoff has, to date, not been completed.

Because the Spinoff has not yet occurred, on June 27, 2007, we entered into two trust agreements with Carl Worboys (“Trustee”) to transfer our shares in the Subsidiaries, to the Trustee to hold such shares for the benefit of our shareholders as of August 24, 2006 (“Shareholders”) until all the requirements for the Spinoff have been fulfilled.

During the period the shares are held in trust, no transfer, sale, conveyance, assignment or any encumbrance whatsoever of the Shares by the Trustee shall be made without the written consent of all the Shareholders and all voting and ownership rights respecting the Shares shall remain with the Shareholders and the Trustee shall hold the Shares beneficially for the benefit of the Shareholders. Further, when the Trustee is notified in writing by an authorized officer of the Subsidiaries, and has independently verified that all requirements for distribution of the Shares have been fulfilled, in particular, when the Subsidiaries have received a Notice of Effectiveness of its registration statement, the Trustee shall deliver the Shares to Holladay Stock Transfer, Inc., located in Scottsdale, Arizona for distribution to the Shareholders. Thereafter, all responsibilities of the Trustee under the trust agreements shall cease.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTERN ENVIRONMENT SOLUTIONS, CORP.
(Registrant)

Date: July 3, 2007	By:	/s/ Yun Wang
Yun Wang
President and CEO